EXHIBIT 23.1


Vasquez
 & Company LLP
--------------------------------------------------------------------------------
Certified Public Accountants and Business Consultants



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Wade Cook Financial Corporation and Subsidiaries
Seattle, Washington


     We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 our report dated April 11, 2002, relating to the consolidated financial statements of Wade Cook Financial Corporation and Subsidiaries Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.



/s/Vasquez and Company LLP
Vasquez & Company LLP
Los Angeles, California
April 26, 2002